PURCHASE AND SALE AGREEMENT

                                  REAL PROPERTY

         THIS AGREEMENT, made this 25th day of September, 1997, by and between UNION CAMP CORPORATION, a Virginia corporation with a principal place of business at 1600 Valley Road, Wayne, New Jersey 07470 (hereinafter referred to as "Seller"), and INTERNATIONAL ISOTOPES INC. (hereinafter referred to as "Buyer");

                                   WITNESSETH:

         WHEREAS, Seller owns certain real estate located at 3100 Jim Crystal Road, Denton, Texas, being approximately an 80,000 square feet office and warehouse building and an approximately 12,000 square feet warehouse, and approximately 12.0 acres of land;

         WHEREAS, Seller desires to sell, in accordance with the terms and subject to the conditions hereinafter set forth, the real estate and improvements;

         WHEREAS, Buyer, in accordance with the terms and subject to the conditions hereinafter set forth, desires to purchase such real estate and improvements;

         NOW, THEREFORE, the parties hereto, in consideration of the premises, the respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

1.    Real Property to be sold

      At the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, that certain real property, together with all improvements thereon and all appurtenances thereunto belonging, situated in the City and County of Denton, Texas and more particularly described as being Lot 1, Block 1, of HARLEY ADDITION, an Addition to the City of Denton, Texas according to the plat thereof recorded in Cabinet B. Slide 103, Plat Records, Denton County, Texas (hereinafter the "Real Property"). The Real Property shall include all easements, rights-of-way, and appurtenances thereto, including all of Seller's right, title and interest (if any) in all public ways adjoining the property, subject to all restrictions of record and matters as noted in the commitment for title insurance.

2.    Purchase Price

      (a) The purchase price hereunder shall be Two Million One Hundred Thousand ($2,100,000.00) Dollars (hereinafter the "Purchase Price"):

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      (b) The Purchase Price shall be payable as provided in Section 4(b).

3.    Closing

      The closing hereunder (the "Closing") shall take place on or before November 1, 1997, which date may be extended upon written consent of both Buyer and Seller, and the parties may effectuate the Closing by mail, courier and/or wire transmission of documents or at such other time and manner as Seller and Buyer may agree upon in writing. Any personal property belonging to Seller remaining on the Real Property at Closing shall become the personal property of Buyer.

4.    Deliveries at the Closing

      (a) Subject to the terms and conditions hereof, Seller shall at the
      Closing:

            (1) Deliver to Buyer the Seller's duly executed special warranty deed conveying to Buyer good, marketable, fee-simple title to the Real Property, free and clear of all liens and encumbrances and subject only to such conditions, restriction and easements as shall be of record, and other matters which would be noted in the commitment for title insurance.

            (2) Such deed will be in substantially the same form as Exhibit A attached hereto and incorporated herein by reference.

            (3) Deliver exclusive possession of the Real Property to Buyer.

            (4) To the extent Seller is legally capable, assign all railway agreements and spur agreements (if any) applicable to the Real Property to Buyer.

      (b) Subject to the Terms and conditions hereof, Buyer shall at Closing:

            (1) Pay the Purchase Price in cash.

5.    Prorations

      Property taxes, utility expenses and similar expenses and/or costs relating to the Real Property due and payable on, before and after the Closing shall be prorated as of the Closing Date.

6.    Expenses

      Except as otherwise provided herein, each party hereto shall pay its own costs and expenses for its performance of and compliance with all agreements and conditions


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      to be performed and complied with hereunder. Seller shall pay all expenses of title insurance (issued by Commonwealth Land Title Insurance Co.), survey, deed preparation, the grantor's tax on said deed, and fees of its counsel. Buyer shall pay all other expenses normally paid by Buyer, including, without limitation, costs of recording all documents and fees of its counsel.

7.    Brokers

      Seller and Buyer each represents and warrants to the other that it has not dealt directly or indirectly, with any broker or finder in connection with this Agreement or any of the transaction contemplated by this Agreement and that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it, except as follows:

      Andrew R. Beckman with Fultsoncor (representing Seller only) shall receive a total cash fee of $78,000.00 per agreement with Seller. See also "Agreement Between Brokers" attached hereto as Exhibit B.

8.    Amendment and Waiver

      The parties hereto may by mutual agreement amend this Agreement in any respect. Either party hereto may (a) extend the time for performance of any of the obligations of the other; (b) waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto; (c) waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other; or (d) waive the fulfillment of any conditions that is precedent to the performance by the party so waiving of any of its obligations under this Agreement. Any agreement on the part of a party to any such amendment, extension or waiver must be in writing and signed by such party.

9.    Assignment

      This Agreement shall not be assignable by either party without the consent of the other, which shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Buyer may, upon 14 days advance written notice to Seller, designate a different grantee under the deed to be transferred at closing.


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10.   Parties in Interest

      All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Buyer and Seller as their interest, rights and obligations appear herein.

11.   Notices

      All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, or (b) five (5) days after having been deposited in the mails (certified or registered mail, postage prepaid) addressed to a party hereto at its address given below or at such other address as such party may hereafter specify in like manner to the other party from time to time:

      (a)   If to Seller, to:

            Union Camp Corporation
            1600 Valley Road
            Wayne, NJ  07470
            Attention:   Keith Wong

      (b)   If to Buyer, to:

            International Isotopes Inc.
            523 N. Elm Street
            Denton, TX  76201
            Attention: Dr. Ira Lon Morgan, Chairman of the Board

            With Copy to:

            Lawrence Chapman, Esquire
            One Riverway, Suite 1950
            Houston, TX  77056

12.   Counterparts

      This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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


13.   Governing Law

      This Agreement shall be construed and enforced in accordance with laws of the State of Texas. In the event a dispute between the parties requires recourse to the courts for resolution, the parties agree that any such proceeding will be instituted and maintained in the appropriate State Court or Federal Court having jurisdiction over the Real Property.

14.   Headings

      The title or headings of sections and subsections set forth in this Agreement have been inserted merely to facilitate reference and shall have no bearing upon the interpretation or effect of any of the provisions of this Agreement.

15.   Exhibits

      All exhibits referred to in this Agreement are attached hereto and made a part of this Agreement.

16.   Earnest Money

      Buyer shall, upon the execution of this Agreement, deposit $20,000.00 with the Escrow Agent as earnest money. This money shall be retained by Escrow Agent and shall be credited against the Purchase Price at Closing. Any interest earned on such earnest money from delivery to Seller until closing shall be credited to Buyer.

17.   Default

      If Buyer fails to comply with this contract, Buyer shall be in default. Seller may terminate this contract and retain the earnest money, plus applicable interest, as liquidated damages as its sole and exclusive remedy, thereby releasing the parties from this Agreement. If Seller is unable to deliver the required deed at closing, Buyer may terminate this contract and receive the earnest money as its sole and exclusive remedy, thereby releasing the parties from this Agreement. In the alternative, either party may seek to enforce this contract thorough specific performance as its sold and exclusive remedy.

18.   Time

      Time is of the essence of his Agreement. Strict compliance with the times for performance in this Agreement is required.


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19.   Effective Date

      The effective date of this Agreement for purposes of performance of all obligations shall be the date the Escrow Agent receives a copy of this Agreement which has been fully executed by the parties.

20.   Casualty Loss And/Or Condemnation

      If any part of the property is significantly damaged or destroyed by fire or other casualty loss, or if condemnation proceedings are commenced against any portion of the property, the parties shall negotiate an adjustment to this Agreement. If no such adjustment can be agreed to by the parties, either party may terminate this contract upon written notice to the other and the earnest money shall be refunded to Buyer, thereby releasing the parties from this Agreement.

21.   Condition of Property/Inspection

      The real property is sold by Seller "as is." Seller makes no representation, warranty or other guaranty as to the condition of the property. Buyer may, at its sole option and expense, inspect the property as it deems necessary. By the execution of this Agreement, Buyer acknowledges that it has not relied upon any representations, either made orally or in writing, concerning the condition of the real property and is relying on its own investigation and inspection.

22.   Title Policy and Survey

      (A) TITLE POLICY: Seller shall furnish to Buyer at Seller's expense and Owner Policy of Title Insurance (the Title Policy) issued by Commonwealth Land Title Insurance Company (the Escrow Agent) in the amount of the Sales Price, dated at or after closing, insuring Buyer against loss under the provisions of the Title Policy, subject only to those title exceptions permitted by this contract, or as may be approved by Buyer in writing, and the standard printed exceptions contained in the promulgated form of Title Policy; provided however that: the exception as to restrictive covenants shall be endorsed "None of Record", unless restrictions are approved by Buyer. With 10 days after the Escrow Agent receives a copy of this contract Seller shall furnish Buyer a commitment for Title Insurance (the commitment) including copies of recorded documents evidencing title exceptions. Seller authorizes the Escrow Agent to deliver the Commitment and related documents to Buyer at Buyer's address. Buyer shall have 10 days after receipt of the Commitment and legible copies of documents evidencing title exceptions required by this contract to object in writing to matters disclosed in the Commitment other than the standard printed exceptions as described or limited in this paragraph.

      (B) SURVEY REQUIRED: Within 10 days after the Effective Date of this contract,


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      Seller, at Seller's expense, shall furnish to Buyer a Category 1A survey of the Property dated after the effective date of this contract, provided, however, that the cost thereof shall be reimbursed to Seller from earnest money if Buyer fails to close.

      Buyer may, within ten days after Buyer's receipt of the survey object in writing to any matter that constitutes a defect or encumbrance to title on the survey or if the survey shows any part of the Property to lie in a 100-year floodplain area.

23.   Miscellaneous

      Buyer should have an Abstract covering the Property examined by an attorney of Buyer's selection, or Buyer should be furnished with or obtain a Title Policy.

24.   Inspections and Feasibility Studies

      Within 30 days after the Effective Date of this contract, Buyer, at Buyer's expense, may complete or cause to be completed inspections of the Property (including all improvements and fixtures) by inspectors of Buyer's choice. Inspections may include but are not limited to: (I) physical property inspections including, but limited to , structural, pest control, mechanical, structural, electrical, or plumbing inspections; (ii) economic feasibility studies; (iii) any type of environmental assessment or engineering study including the performance of tests such as soils tests, air sampling, or paint sampling; (iv) compliance inspections to determine compliance with zoning ordinances, restrictions, building codes, and statutes(e.g., ADA, OSHA, and others). Seller shall permit Buyer and Buyer's inspectors access to the Property at reasonable times. Seller shall pay for turning utilities on for inspections. If Buyer determines, in Buyer's sole judgment, that the Property is not suitable for any reason for Buyer's intended use or is not in satisfactory condition, then Buyer may terminate this contract by providing written notice of termination to Seller within the time required to complete the inspections, studies, or assessments under this paragraph, and the Earnest Money shall be refunded to Buyer less the sum of $100.00 to be retained by Seller as independent consideration for Buyer's right to terminate under this paragraph. If Buyer does not terminate this contract within the time required, any objections with respect to the inspections, studies and assessments under this paragraph shall be deemed waived by Buyer, If this contract does not close through no fault of Seller, Buyer shall restore the Property to its original condition if altered due to inspections, studies, or assessments completed by Buyer or Buyer's inspectors.

25.   Entire Agreement

      This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or


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understandings between the parties hereto.


     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

BY: Ira Lon Morgan                             INTERNATIONAL ISOTOPES INC.

Its: Chairman & Treasurer                      By:     T.L. Thompson
                                                      -------------------------

                                               Its:    Executive Vice President
                                                      -------------------------

                                               Attest: Carl W. Seidel
                                                      -------------------------

                                               Its:    President & CEO
                                                      -------------------------
                                                                       (Seal)


                                               UNION CAMP CORPORATION

                                               By:      William G. Stewart
                                                       ------------------------

                                               Its:     Vice President
                                                       ------------------------

                                               Attest:  Mary Beth Elliott
                                                       ------------------------

                                               Its:     Assistant Secretary
                                                       ------------------------
                                                                        (Seal)

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